UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PremierWest Bancorp
(Name of Registrant as Specified in Its Charter)

     ___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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PremierWest Bancorp

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

June 24, 2009

PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 24, 2009
___________________________________________________

To the shareholders of PremierWest Bancorp:

     Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Wednesday, June 24, 2009, at 1:00 p.m. for the following purposes:

(1)	Election of Directors;
(2)	Ratification of appointment of Moss Adams, LLP as the Company’s independent registered public accountant for the fiscal year ending 2009;
(3)	Non-binding, advisory vote on the Company executive compensation arrangements and policies as presented in this proxy statement; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 27, 2009, as the record date. Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the meeting or any adjournments thereof. Further information regarding voting rights and the business to be transacted at the meeting is presented in the proxy statement.

     In accordance with the Securities and Exchange Commission rule changes providing flexibility for public companies to distribute their annual proxy statement, proxy card and annual report to shareholders electronically, we have elected to distribute these materials to shareholders by mailing a brief “Notice of Internet Availability” and posting the proxy materials on a website designated by the company. This new process is informally called “e-proxy.” We are taking advantage of e-proxy to distribute our proxy materials for this Annual Meeting of Shareholders. This process is intended to leverage the power of the Internet to reduce the proxy solicitation costs to the Company associated with mailing paper copies of the proxy materials, and provide more choices for shareholders to access proxy information by making proxy materials more easily accessible and to encourage electronic voting.

The following is a brief description of how the “e-proxy” process works.

     The Notice of Internet Availability is titled “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 24, 2009.” The notice contains:

  a notice of the annual meeting;

  instructions on how to view the proxy materials online or request paper copies;

  instructions about various methods of voting (including online); and

  a brief description of the items on the annual meeting agenda.

     By using the e-proxy process, shareholders may now cast a ballot in person at the annual meeting, or vote using the Internet, by telephone, or by requesting and returning a paper proxy card. The Notice of Internet Availability has instructions on the various methods of voting your shares.

     If you prefer to have your proxy materials and annual report in hard copy, the Notice of Internet Availability has instructions on how to request paper copies by phone, email or on the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. Once you request a paper copy, you will continue to receive the materials in paper form each subsequent year until you instruct us otherwise. The online proxy materials will also be in a format suitable for printing on your own printer. If you previously signed up to receive our proxy materials by e-mail or other electronic transmission, you will continue to receive them that way.

     You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we encourage you to complete, sign, date and promptly return the attached proxy using the envelope provided to ensure that your shares are represented regardless of the number you own, or to vote electronically via the internet.

     The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

May 11, 2009	BY ORDER OF THE BOARD OF DIRECTORS Tom Anderson Executive Vice President Secretary

PREMIERWEST BANCORP
503 Airport Road
Medford, Oregon 97504

 PROXY STATEMENT

     This proxy statement, proxy card, Notice of Annual Meeting of Shareholders and the 2008 Annual Report are being furnished to shareholders of PremierWest Bancorp ("Bancorp") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Wednesday,  June 24, 2009, at 1:00 p.m. This proxy statement and related materials are being mailed to shareholders on or about May 11, 2009.

Summary of Proposals

     At the meeting, shareholders will vote to elect a board of directors to serve until the annual meeting of shareholders in 2010. The Board of Directors has nominated John L. Anhorn, Richard R. Hieb, James M. Ford, John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson and John B. Dickerson as directors. All of the nominees are current Board members. For more information about the director nominees and related information pertinent to the election of directors, please refer to the information set forth in Proposal No. 1. The Board of Directors unanimously recommends voting for all of the nominees.

     The Board of Directors appointed Moss Adams, LLP as its independent registered public accounting firm for fiscal year 2009 and is submitting to the shareholders for a vote for ratification of this appointment. This vote is advisory only, but the Audit Committee may consider the outcome of the vote when selecting its public accounting firm for future engagements. For more information about the ratification of Moss Adams, LLP as the independent registered public accounting firm for 2009, please refer to the information set forth in Proposal No. 2. The Board of Directors unanimously recommends voting in favor of ratifying the appointment of Moss Adams, LLP.

     Pursuant to the requirements of the America Reinvestment and Recovery Act of 2009, the Board of Directors is submitting to the shareholders for a vote of endorsement of our current executive compensation arrangements as disclosed in this proxy statement. This vote is advisory only and the outcome is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome when establishing executive compensation arrangements in the future. For more information about the executive compensation arrangements, please refer to the information set forth in Proposal No. 3 and the Compensation Discussion and Analysis and related compensation tables. The Board of Directors unanimously recommends voting in favor of endorsing the current executive compensation arrangements.

VOTING AT THE MEETING

Who May Vote

     Only the shareholders shown on our records as of April 27, 2009, are entitled to notice of, and to vote at, the meeting. Holders of Series B Preferred stock are not eligible to vote on the matters presented in Proposal No. 1, Proposal No. 2, and Proposal No. 3.

Voting Your Shares

     You may vote your shares at the meeting either in person or by proxy. You may also vote by telephone or via the internet. For more information regarding how to vote using any of these methods, please refer to the information provided in the Notice of Internet Availability.

     Each share is entitled to one vote. If your shares are held by a broker, bank or other nominee (in "street name"), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

Voting by Proxy

     Even if you intend to attend the meeting, we encourage you to vote by proxy. The Board of Directors has designated James M. Ford and Tom Anderson to serve as proxy holders for the meeting and their names appear on the proxy card. You may vote your shares by obtaining and marking a proxy card to indicate your vote on the matters presented at the meeting and the proxy holders will vote your shares as instructed (See the Notice of Internet Availability for information on how to obtain a proxy card). If no instructions are given, the proxy will be voted FOR the election of all nominees for directors; FOR ratification of the appointment of Moss Adams, LLP as the independent registered public accounting firm for 2009; FOR the endorsement of the 2008 executive compensation; and in the proxy holder's discretion on any other matters that may properly come before the shareholders at the meeting.

Determining a Quorum

     A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. If you attend the meeting or submit a proxy but abstain from voting on a given matter, your shares will count as present for determining a quorum. If you do not sign your proxy, your shares cannot be voted at the meeting and your shares will not count as present for determining a quorum.

Counting Votes

     Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected regardless of the number of votes cast in favor of each nominee. You may not accumulate votes.

Revoking a Proxy

     Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by (a) presenting a proxy bearing a later date; (b) by submitting a written revocation to Tom Anderson, Executive Vice President & Secretary, at PremierWest Bancorp, P.O. Box 40, Medford, Oregon 97501, prior to commencement of the meeting; or (c) if the shareholder is present at the meeting, by oral request or submission of such an instrument of revocation at the meeting. A shareholder attending the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

Director and Officer Stock Ownership

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of April 27, 2009, there were 24,766,928 shares of common stock issued and outstanding and entitled to vote at the meeting and 41,400 shares of Series B Preferred, which for purposes of this shareholder meeting are non-voting. As of April 27, 2009, directors and executive officers, together with their affiliates owned 2,471,541 shares of common entitled to vote at the meeting, which shares represent 9.98% of the total shares outstanding and entitled to vote at the meeting.

Cost of Proxy Solicitation

     PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE
ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE
PROVIDED OR TO SUBMIT THEIR PROXY ELECTRONICALLY

BUSINESS OF THE MEETING

The following matters will be presented for shareholder action at the annual meeting:

PROPOSAL No. 1

Election of Directors

     In accordance with our Bylaws, the Board of Directors has established the number of directors at eleven (11). Directors are elected by the shareholders at the annual shareholders' meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year.

Nominees

     The named nominees all served as directors of Bancorp and its subsidiary, PremierWest Bank, during 2008.

Name of Nominee	Age	Director Since*

John L. Anhorn	66	1998
Richard R. Hieb	64	1998
John A. Duke	70	1990
Patrick G. Huycke	59	1990
James M. Ford	50	2006
Rickar D. Watkins	62	2000
Brian Pargeter	66	2000
Dennis N. Hoffbuhr	60	1990
Thomas R. Becker	57	2000
James L. Patterson	69	1999
John B. Dickerson	68	2004

*Includes service on PremierWest Bank and predecessor, Bank of Southern Oregon.

     The proxy holders intend to vote FOR the election of the nominees listed above. If any nominee is unwilling or unable to serve, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

NOMINEES FOR DIRECTORS

     John L. Anhorn currently serves as Executive Chairman of PremierWest Bank. Until December, 2008, Mr. Anhorn had served as Chief Executive Officer of PremierWest Bancorp, and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn is a member of the Executive Committee. Mr. Anhorn also serves as a director of PremierWest Bancorp's subsidiary, PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over 45 years experience in the banking industry.

     James M. Ford is the President & Chief Executive Officer, taking over that position in December 2008, and a director for PremierWest Bancorp and its subsidiary PremierWest Bank. Before joining the Company in 2006, Mr. Ford previously served as Executive Vice President of Planning and Development for the Regional Banking Group with Bank of the West in Walnut Creek, California. He was Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank, until it was acquired by Bank of the West. Mr. Ford began his banking career with First Interstate Bank, eventually serving as Area Manager in Medford, responsible for all branch activities in the Rogue Valley before joining Union Safe Deposit Bank. He graduated in 1980 from the University of Oregon and is a 1992 graduate of the Pacific Coast Banking School. Mr. Ford has over 28 years of experience in the banking industry. Mr. Ford is a member of the Executive Committee.

     Richard R. Hieb is the Senior Executive Vice President & Chief Operating Officer of PremierWest Bancorp and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Hieb is a member of the Executive Committee. Mr. Hieb also serves as a director and the Senior Executive Vice President & Chief Operating Officer of PremierWest Bank. Previous to his employment with PremierWest, Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April, 1997. Mr. Hieb has in excess of 48 years experience in the banking industry.

     John A. Duke is the Chairman of the Board and has served in that capacity with PremierWest Bancorp since its formation and served as a director with its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke serves as Chairman of the Company's Executive Committee and is a member of the Compensation Committee. Mr. Duke also served as a director for Jefferson State Bank, Medford, Oregon, until it was acquired by First Interstate Bank. Mr. Duke is a self-employed, investment manager and owner of Superior Health Club and Superior Air Center, Inc., in Medford, Oregon.

     Patrick G. Huycke is the Vice-Chairman of the Board and has served as a director of PremierWest Bancorp since its formation, and served as a director of its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is a partner in the law firm, Huycke, O'Connor & Jarvis, LLP. Mr. Huycke is a member of the Company's Executive Committee and serves as the Chairman of the Compensation Committee. Mr. Huycke received his law degree from Willamette University and has practiced law since 1975.

     Rickar D. Watkins previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, from 1993 until its merger with PremierWest Bancorp in May, 2000, at which time he joined the Board of PremierWest Bancorp. Mr. Watkins is the President of Rick’s Medical Supply, Inc., a company he founded in 1974.

     Brian Pargeter previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, until its merger with PremierWest Bancorp in May, 2000, at which time he joined the Board of PremierWest Bank. Mr. Pargeter was elected to the Board of PremierWest Bancorp in 2002 and serves on the Executive, Compensation and Audit Committees of the Company. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

     Dennis N. Hoffbuhr has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

     Thomas R. Becker was a director of United Bancorp, which was acquired through a merger with PremierWest Bancorp and joined the Board as a result of that merger. Mr. Becker serves on the Company's Audit Committee. Mr. Becker has served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation for 28 organizations providing housing and related services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker also serves as a director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

     James L. Patterson has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson also serves as Chairman of the Company's Audit Committee and is a member of the Executive and Compensation Committees. Mr. Patterson retired from Pacific Power & Light with thirty-four (34) years of service. He is a self-employed business consultant.

     John B. Dickerson previously served as a director of Mid Valley Bank until its merger with PremierWest Bank in January, 2004, at which time he joined the Board of PremierWest Bancorp. Mr. Dickerson served as Chief Executive Officer of Mid Valley Bank from 1990 until its merger with PremierWest in January, 2004, at which time he retired. Mr. Dickerson serves as a member of the Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET
FORTH ABOVE TO SERVE AS DIRECTORS OF THE COMPANY

OTHER EXECUTIVE OFFICERS

     In addition to Mr. Anhorn, Mr. Hieb and Mr. Ford, whose information is set forth in the Nominees for director section, the age, business experience, and position of executive officers of PremierWest Bancorp and its subsidiary, PremierWest Bank, is as follows:

     Tom Anderson, age 58, serves as Executive Vice President & Chief Administrative Officer for PremierWest Bancorp and its subsidiary, PremierWest Bank. Mr. Anderson previously served as a director of VRB Bancorp and its subsidiary, Valley of the Rogue Bank, until its acquisition by Umpqua Holdings Co. in December 2000. Mr. Anderson served as VRB Bancorp's Executive Vice President & Chief Operating Officer and Corporate Secretary, and Valley of the Rogue Bank's Executive Vice President & Chief Operating Officer until June of 1999. Prior to joining Valley of the Rogue Bank in 1977, Mr. Anderson was employed by Bank of America. He has in excess of 37 years of experience in the banking industry.

     Michael Fowler, age 65, serves as Executive Vice President & Chief Financial Officer of PremierWest Bancorp and its subsidiary, PremierWest Bank. Mr. Fowler has previously served as Executive Vice President and Chief Financial Officer of First Interstate Bank of Utah and Chief Financial Officer of Pacific West Bank. Mr. Fowler has extensive experience as the chief financial officer of both public and private companies and extensive non-banking experience, including service as a director and member of the audit committee of three public companies. Mr. Fowler holds a Bachelor of Science in Electrical Engineering degree and a Master of Business Administration degree, both awarded by the University of Utah. He has in excess of 10 years of experience in the banking industry.

     Joe Danelson, age 51, serves as Executive Vice President & Chief Banking Officer for PremierWest Bank. Mr. Danelson held various positions with U.S. Bank for the 21 years prior to joining PremierWest, and most recently served as Regional President for U.S. Bank’s Oregon Valley Coast Region. Mr. Danelson earned a Bachelor of Science in Agricultural Business at Montana State University and a Master of Business Administration from Colorado State University. He is a graduate of the Western Agricultural School at Washington State University and a graduate of Pacific Coast Banking School at the University of Washington. He has in excess of 25 years of experience in the banking industry.

COMPOSITION OF THE BOARD

     The Board of Directors currently is comprised of twelve (12) members. In compliance with the NASDAQ listing standards, a majority of members of the Board are independent directors. The Board has reviewed the relationships between non-management directors, management of Bancorp and PremierWest Bank. Based on its review, the Board determined that John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, Gary Wright and John B. Dickerson are all independent directors, as defined in the NASDAQ listing standards.

     Because we are a community bank, one of the more important criteria for serving on the Board of Directors is a director’s active involvement in the communities in our markets. Consequently, many of the Board members are businessmen in the communities in which they live. In making its determination of independence, the Board considered the various business relationships that exist between the Company and the companies of certain individual Board members. The Company has used Mr. Huycke’s law firm to handle routine legal issues; has purchased insurance products through Mr. Pargeter’s insurance company; and utilizes the services of Superior Air Center, Inc., which is owned by Mr. Duke. In all three cases, the Board determined that each of these business relationships are in the ordinary course of business and the payments going to each person are nominal in amount, immaterial, and do not affect the ability of each individual to exercise independent judgment in carrying out the responsibilities as a director.

     Bancorp has not adopted a formal policy requiring that all Board members attend the annual meeting of shareholders; however, all Board members are encouraged to attend all shareholders' meetings. Last year, all Board members were in attendance at the annual meeting of shareholders.

     The full Board of Directors held eight (8) meetings during 2008. During 2008, all of the directors attended at least 75% of all Board meetings.

Board Committees

     During 2008, the Board of Directors of Bancorp maintained an Audit Committee; Compensation Committee; Executive Committee, and a Nominating Committee. The Audit Committee, Compensation Committee and Nominating Committee are all comprised of independent directors in compliance with the NASDAQ listing standards.

Audit Committee

     The directors currently serving on the Audit Committee are James L. Patterson (Chairman), John Dickerson, Brian Pargeter and Thomas Becker. Each member has the requisite employment and experience necessary and appropriate to serve on the Audit Committee, while Mr. Becker has the requisite education and experience to qualify as an "Audit Committee Financial Expert."

     The Audit Committee is responsible for oversight of the accounting, auditing and financial reporting processes, including the review and preparation of financial information disclosed to the public; monitoring the internal controls over financial accounting; and the performance and selection of the independent auditors. The Audit Committee is also responsible for receiving and investigating all inquiries and complaints relating to Bancorp's accounting and auditing procedures and policies. The Board has adopted an Audit Committee charter that is available on its website at www.PremierWestBank.com.

     The Audit Committee held six (6) meetings during 2008 and all of the directors attended at least 75% of the meetings.

Executive Committee

     In accordance with the Bancorp Bylaws, the Board of Directors has designated an Executive Committee which is comprised of eight (8) members, a majority of which are independent members of the Board of Directors. The Committee members are John Duke, Patrick Huycke, James Patterson, Brian Pargeter, John Anhorn, Richard Hieb, James M. Ford and Tom Anderson. Mr. Anderson is not a voting member. Mr. Anhorn, Mr. Hieb, and Mr. Ford are not independent and do not participate in any deliberations or vote on matters of which the NASDAQ listing standards require be performed by independent board members.

     The Executive Committee is responsible for designing, implementing and monitoring corporate governance policies and a code of ethics, ensuring compliance with the NASDAQ listing standards and other corporate governance regulations promulgated under the Sarbanes-Oxley Act of 2002. The Executive Committee has adopted a charter that is available on PremierWest's website at www.PremierWestBank.com.

     The Executive Committee held ten (10) meetings during 2008, and all of the directors attended at least 75% of the meetings.

Compensation Committee

     The Compensation Committee is comprised of John Duke, Patrick Huycke, James Patterson and Brian Pargeter. The Compensation Committee is responsible for establishing the compensation of the Executive Chairman, President & Chief Executive Officer and Chief Operating Officer and approving the compensation of the other executive officers upon recommendation of and after consultation with the Executive Chairman and the President & Chief Executive Officer. Additionally, the Compensation Committee is also responsible for overseeing the design and administration of certain compensation plans for Bancorp officers, directors and employees. The Compensation Committee has adopted a charter that is publicly available on the Bancorp website at www.PremierWestBank.com.

     The Compensation Committee held nine (9) meetings during 2008 and all of the committee members attended at least 75% of the meetings.

Nominating Committee

     The Nominating Committee is comprised of John Duke, Patrick Huycke, James Patterson and Brian Pargeter (all independent directors). The Nominating Committee is responsible for evaluating the composition of the Board of Directors and selecting all director nominees for approval by the full Board to stand for election at the annual meeting of shareholders. The Nominating Committee has adopted a charter that is publicly available on PremierWest's website at www.PremierWestBank.com.

     The Nominating Committee held four (4) meetings during 2008 and the first two months of 2009. All committee members attended one-hundred (100) percent of those meetings.

DIRECTOR NOMINATIONS

     The Nominating Committee annually reviews the composition of the Board and the contributions and qualifications of each director to determine the future needs of the Board. The Nominating Committee, to the extent it deems necessary and appropriate, consults with the executive officers, other directors, business associates, legal counsel and other community professionals to identify potential candidates and recommends qualified nominees to the full Board for consideration. The full Board evaluates the candidates in the context of the current composition of the Board, the operating requirements of Bancorp and the bank, and the long-term interests of the shareholders. In performing this evaluation, the Board considers the diversity, age, skills, experience, community involvement and other factors it deems appropriate given the identified needs of the Board and Bancorp and the desire to maintain a balance of knowledge, experience and capabilities on the Board. The Board has not used in the past, and does not anticipate using in the future, an outside search firm to provide potential nominees.

     The Board of Directors plays a critical role in guiding Bancorp and overseeing its management. As a result, the Board seeks to attract and retain qualified candidates for Board membership, regardless of the origin of recommendation, including shareholders. The demand for responsible corporate governance and financial reporting has created an increased call for highly qualified and capable public company directors. Qualified director nominees should possess high moral character and personal integrity; a high level of leadership or managerial experience; experience and knowledge relative to matters affecting Bancorp; the ability and willingness to contribute to the Board; the ability to exercise sound, independent business judgment; a long-term commitment to the interests of shareholders and growth of Bancorp; freedom from conflicts of interest; and the ability to dedicate sufficient time to Board activities and duties. Shareholders may recommend potential qualified director nominees to the Board of Directors by providing written notice to the Chairman of the Nominating Committee.

     To be effective, the notice must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee's consent to being named in a proxy statement and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

     The Board of Directors is responsible for establishing and administering our executive compensation program. In accordance with the Compensation Committee Charter, the Board delegates this duty to the Compensation Committee (referred to in this discussion and analysis as the “Committee”). The Committee is responsible for determining the compensation of Mr. Anhorn, the Executive Chairman, Mr. Ford, the President & Chief Executive Officer, and Mr. Hieb, the Chief Operating Officer; and reviews the recommendations of the President & Chief Executive Officer regarding the compensation of other senior executive officers. The Committee annually reviews the executive compensation program and recommends to the Board for its approval the final compensation packages for Mr. Anhorn, Mr. Hieb, Mr. Ford and other senior executive officers.

Executive Compensation Philosophy and Objectives

     Our compensation program is intended to provide competitive, comprehensive compensation packages that will attract, retain and motivate highly-qualified and talented people at all levels of our organization, but most importantly, the senior management team. To accomplish this objective, the compensation packages must be competitive within our industry segment and market while maintaining and promoting the interests of the Company and our shareholders.

     The specific levels of compensation should reflect the comparative level of job responsibility, the value of the job in the marketplace, and the competition for quality, key personnel in our industry. A comprehensive plan should compensate executives for their services and create long-term and short-term incentives to meet certain strategic and financial goals and objectives that are integral to the continued growth of the Company. Therefore, in addition to a competitive base salary, we provide an annual cash bonus plan as an incentive to our executive management team to attain specific financial goals, while maintaining non-financial goals and objectives aligned with the short-term strategic goals of the Company. We also offer equity-based incentives that encourage our executive officers and directors to focus on maximizing long-term shareholder value because the executives have a vested interest in the long-term growth and financial success of the Company. As a community banking organization, business relationships throughout our market communities are important at all levels of employment within the Company, making loyalty and longevity of employment important elements of our continued growth and success. We believe providing supplemental retirement programs and time-vesting equity awards to the executive management team and other key employees encourages people to remain employed long-term with the Company.

Establishing Compensation

     In 2008, the Committee was responsible for determining the compensation package of Mr. Anhorn, Mr. Hieb and Mr. Ford. For the other senior executive officers Mr. Ford and Mr. Anhorn recommend compensation packages for each officer to the Committee, which reviews and finalizes the compensation packages before presenting them to the Board for approval. Based on the recommendations of the Committee, the Board reviews and approves the final compensation for all senior executive officers.

     Historically, the Committee has not retained outside consultants to assist in the determination of the type and level of compensation paid annually, and did not use consultants in determining pay for the fiscal year ended 2008. From time to time, the Committee may retain consultants to assist in reviewing and establishing the annual compensation package of the Board of Directors. Although the Committee did not use consultants to determine specific levels of compensation in 2008, the Committee routinely considers comparative data for executives in the Pacific Northwest for companies of similar size to PremierWest Bancorp, including regional community bank holding companies. The following companies were considered during the evaluation process: Cascade Bancorp, Farmers & Merchants Bancorp, West Coast Bancorp, City Bank, Cascade Financial Corporation, Sierra Bancorp, Pacific Continental Corporation, AmericanWest Bancorporation, Columbia Bancorp, North Valley Bancorp and TriCo Bancshares.

     Generally, toward the end of each fiscal year, the Committee compiles information from various compensation related sources to assist in determining the Chief Executive Officer, President, and Chief Operating Officer compensation for the following year. In setting 2008 salaries, we used reports on compensation for executives of companies on the West Coast of the United States, which included:

  Swanson and Watts 2007 Company Executive Pay Manual;

  2007 Moss Adams Bankers Compensation Survey;

  Compensation Standards-Quarterly Executive Compensation Newsletter;

  The Kiplinger Letter-Forecast Executive Compensation Percentages Annually; and

  Compensation information taken from peer companies public disclosure documents.

     PremierWest executives assist the Committee in compiling comparative compensation information. Mr. Ford and Mr. Anhorn reviewed the information and conveyed to the Committee their ideas with respect to executive officer compensation. During its deliberations, the Committee takes into consideration the input of Mr. Ford and Mr. Anhorn, but neither person is involved in deliberations of the Committee regarding the amount or type of compensation paid to Mr. Ford, Mr. Anhorn or Mr. Hieb. Although we do not benchmark salaries, we try to ensure that our executive compensation program as a whole, and individual compensation packages, are within the broad middle range of comparative pay for similar positions with similar companies. Individual compensation is established in accordance with the comparative information, experience, and individual performance evaluations for the respective executive. No one particular element or factor is weighed more heavily than another; rather, the compensation package is based on the collective judgment and discretion of the Committee members.

     At the end of fiscal year 2008, each Board member completed a written evaluation of Mr. Ford for the past year. The evaluation includes a variety of subjective, non-financial criteria, such as Leadership and Development; Quality and Service Delivery; Board Relations; Employee Relations; Community Relations; Political Effectiveness; and Strengths and Development Needs. The individual evaluations are compiled into a performance review report which is used by the Committee in its evaluation of the performance of Mr. Ford for the prior year; and based on this information, Mr. Ford receives an Overall Performance Rating. The Overall Performance Rating must be at least 85% in any given year in order for the executive to be considered for an increase in base salary and to participate in any bonus programs. Although the evaluation is not directly aligned with the strategic plan, the evaluation criteria are reflective of attaining certain goals and objectives of that plan. Both the objective and subjective criteria evaluated are important to the successful implementation and execution of the strategic plan, and management’s ability to maintain continued growth and year-to-year profitability of the Company. For 2008, Mr. Ford received a favorable Overall Performance Rating well in excess of the 85% threshold.

     When determining the amount and form of annual compensation for the senior executives, the Committee reviews the total compensation earned by the executive relative to the total compensation earned by their counterparts in other companies. The Committee considers total compensation in the context of a proper mix of current fixed annual compensation, incentive compensation in the form of cash bonus and increase in stock option value, retention compensation in the form of option vesting and retirement benefits and reward for years of service to the Company, each relative to the strategic goals and objectives of the Company. The mix of these elements is considered in the context of the reasonableness of the compensation package relative to the executive compensation information for the comparative companies. The level of the annual base salary is determined by competitive market factors, job description and relative pay within the Company.

     The Executive Committee annually designs and recommends to the full Board of Directors for approval a strategic plan based on company and industry performance and market expectations. This strategic plan identifies specific goals for growth in assets and earnings for the coming year, which may include: non-interest deposit growth, the level of non-performing assets, loan charge-offs and recoveries, new branch expansions, and market share growth within existing markets. Within the parameters of the prior year’s strategic plan, the Committee reviews and evaluates the financial and non-financial results of operations as a measure of the performance of the senior executive officers in implementing and executing such plan. Based on this evaluation, the Committee determined the amount of distribution, if any, under the 2008 Bonus Plan. Except for the annual Bonus Plan, which is directly related to annual earnings, none of the other compensation components are based on a set formula or percentage or performance based.

     Although tax considerations are not the compelling factor in determining the annual compensation package, the Company attempts to maximize the tax benefits related to compensation expense. Further, the Company is cognizant of the compensation expense associated with all equity awards. The Committee intends all compensation to be Rule 162(m) compliant to permit the Company to realize the tax benefits of all compensation paid to the named executive officers to the extent permissible under the Internal Revenue Code. However, recent legislation applicable to the Company as a participant in the U.S. Department of the Treasury’s Capital Purchase Program limits deductibility of executive compensation for any one executive to $500,000 and eliminates certain exemptions under 162(m). Currently, none of our named executive officers are expected to receive compensation in excess of the $500,000 threshold. Additionally, employment agreements with executives encourage cooperation between the Company and the executive, in minimizing the tax impact of certain payments in the event of a change-in-control, should payments to executives conflict with Rule 280G under the Internal Revenue Code. For more detailed explanation of the limitations imposed by the ARRA, see the section titled

Effect of the Emergency Economic Stabilization Act of 2008.

     The Company has entered into employment agreements with all of the named executive officers. These employment agreements reflect the terms of employment of each executive and the various forms of compensation each is entitled to receive and the Company programs in which each may participate. These agreements also identify the rights and benefits of the executive in the event of death, disability, termination of employment and a change-in-control (the specific terms are discussed in detail in the Post-Termination Benefits section). After the expiration of the initial term, subject to certain circumstances in which the agreement may not be terminated, the agreements automatically renew annually unless the Board of Directors elects not to renew the agreement.

Components of 2008 Executive Officer Compensation

Base Salary

     Each year, base salaries are established using financial and non-financial criteria, current market conditions, job descriptions and relative pay, both internal among senior executives and external among the comparative group of companies. Although we do not benchmark salaries to any specific criteria, we use comparative industry information to affirm the reasonableness and competitiveness of our senior executive salaries. We considered evaluations of senior management’s efforts in implementing and executing the strategic plan for 2007 and the results on company performance during that year. Based on the performance evaluations and the total compensation packages of Mr. Anhorn, Mr. Hieb and Mr. Ford in comparison to their industry counterparts, the annual base salary for each was determined for 2008.

     During 2008, however, in anticipation of the eventual retirement of Mr. Anhorn and Mr. Hieb, the Board of Directors completed the implementation of a succession plan in which Mr. Ford would transition into, and assume the duties of Mr. Anhorn as Chief Executive Officer. This was accomplished in December, 2008. The Company hired a new Chief Financial Officer in April, 2008, which allowed for Mr. Anderson, the former Chief Financial Officer, to assume the position of Chief Administrative Officer and eventually take over the responsibilities of Mr. Hieb, as Chief Operating Officer. As a result of these changes, the time requirements for both Mr. Anhorn and Mr. Hieb were expected to be approximately 25% less than in the previous years. Accordingly, the 2008 salaries for each were adjusted to reflect this reduction in job responsibilities and time commitment. The Summary Compensation Table reflects actual base salary compensation paid for 2008. With the additional responsibilities of Chief Executive Officer, the Committee increased Mr. Ford’s 2009 salary to $234,000.

     The comparative compensation information used in review of the salaries was derived from the following information:

  Compensation information from 2008 proxy statements for the following companies: Cascade Bancorp, Farmers & Merchants Bancorp, West Coast Bancorp, City Bank, Cascade Financial Corporation, Sierra Bancorp, Pacific Continental Corporation, AmericanWest Bancorporation, Columbia Bancorp, North Valley Bancorp and TriCo Bancshares.

  2008 Northwest Financial Industry Compensation Survey for Washington, Oregon and Idaho; and

  Moss Adams 2008 Bankers Compensation Survey

Bonus Compensation

 Performance Based Incentive Bonus

     The Bonus Plan is established each year by the Board based on the current year’s budget and strategic objectives. The amount payable under the Bonus Plan is based on attaining certain performance levels relative to the budgeted net profit for 2008. No bonus pool is available unless the net profits for 2008 equal or exceed the threshold net profits in the plan. The net profit set forth in the 2008 budget is the target bonus pool. As the net profits increase beyond the minimum threshold, the bonus pool increases incrementally. Depending on the level of net profits actually attained relative to the budgeted net profits, the bonus pool may vary from a minimum of 50% of the target bonus pool up to a maximum of 140% of the target bonus pool. The Committee may adjust the bonus pool for non-reoccurring unanticipated expenses or extraordinary income and successful mergers and acquisitions. The bonus pool is available for distribution to all participants in the Bonus Plan, which generally includes employees other than the senior management team. Mr. Ford may not participate in the Bonus Plan unless he has an Overall Performance Rating of least 85%. The Committee has sole discretion in determining the amounts of any bonus and to whom such amounts may be paid.

     The performance thresholds for 2008 were established based on historical performance of the Company. Although each of the named executive officers were eligible to participate in the 2008 Bonus Plan we did not meet the minimum threshold requirements, which resulted in no bonus pool being available for payment.

Retirement Compensation

Retirement Plans

     The Company provides Supplemental Executive Retirement Plans (“SERP”) for the Executive Chairman and Chief Operating Officer and other selected executive officers. The SERP provides retirement benefits in addition to any retirement benefits the executive might receive through participation in the Executive Deferred Compensation Program or the Company 401(k) Plan. We provide the SERP to the executive as a means of promoting long-term employment and rewarding the executive for their commitment and loyalty to the Company for remaining employed long-term with the Company. The amount an executive may receive under the SERP is directly tied to longevity of employment. For each year of service, the executive may receive an additional percentage of their base salary and the amount increases in 1%-3% increments for each subsequent year, up to a maximum of 42%. In 2007, the existing SERP agreements were reviewed and revised to make them compliant with IRC 409A. As a result of that review, the Committee adopted a policy to standardize future SERP agreements to contain the following general provisions:

  Generally, executive must be employed for 3 years before becoming eligible for a SERP;

  Benefits may not exceed 42% of base salary; and

  If executive remains employed beyond normal retirement at age 65, benefits will increase 1% for each year of subsequent service.

     Additionally, in conjunction with the review for IRC 409A purposes and in coordination with the anticipated succession plan implemented in 2008, the SERP agreements for Mr. Anhorn and Mr. Hieb were amended to provide for payment of benefits beginning on a date certain. August 1, 2008, Mr. Anhorn began receiving benefits in the amount of $11,092.17 each month, and June 1, 2008, Mr. Hieb began receiving benefits in the amount of $7,088.92 each month, and such benefits will be paid for the remainder of each executive’s life in accordance with the terms of their respective SERP.

     The specifics of the SERP benefits for each participating executive are set forth in more detail in the Post-Termination of Employment section. Through the end of 2008, the Company’s accrued liability obligation under the existing SERP agreements for all of the named executive officers was $2,507,854 (See the Pension Benefits Table for 2008 for individual obligations).

Deferred Compensation Plans

     The Company offers executive officers the opportunity to defer receipt of up to 75% of their salaries in any given year, which allows the executive to defer payment of income taxes on earned income to a later date. Specific terms and conditions of the deferred compensation arrangement are set forth in a Deferred Compensation Agreement. The balance in the deferred compensation account accrues interest at a rate equal to the Company’s rate of return on equity for the plan year. For 2008, that rate was 0.35%. The deferred amounts plus interest will be paid out over a pre-determined period following termination of employment. In the event of a change-in-control or after payments have started under the plan, the rate of interest adjusts to the prime rate (as defined in the agreement). Although the Company has a future obligation to make payments in accordance with the terms of the Deferred Compensation Agreement, the executive is considered an unsecured creditor of the Company. Only Mr. Anhorn, Mr. Hieb and Mr. Anderson deferred compensation in 2008. See the Non-Qualified Deferred Compensation Table for information regarding their respective deferred compensation accounts.

Savings Plan and Other Benefits

     We also maintain a tax-qualified 401(k) plan in which executive officers may participate under the same terms as all eligible employees of the Company. Executives may contribute up to the maximum amount permitted by law and the Company will match up to the lesser of 50% of the executive’s contribution or 3% of the executive’s salary. Additionally, the Company has entered into agreements that provide a death benefit to beneficiaries of executives and other key employees. These agreements provide for death benefits to the executive’s named beneficiary in the event of death during and after termination of employment, provided the termination is not for cause and it does not occur prior to normal retirement. The Company maintains life insurance on the executives to cover these obligations.

Equity Compensation

     The 2002 Stock Incentive Plan provides for the issuance of stock options, stock appreciation rights, stock awards, stock units and performance awards. Historically, we have used stock options as the preferred form of equity compensation as an incentive for management and the Board of Directors to focus on increasing long-term, shareholder wealth because options previously received more favorable accounting treatment than other forms of equity awards. However, with the adoption of SFAS 123(R), Shared-Based Payment, all forms of equity compensation are now treated the same for accounting purposes and the Committee may consider using other forms of equity compensation in the future to better align the award with the Company’s objectives.

     Our practice is to grant options with an exercise price equal to the market value on the day of grant and a term of 10 years. Because the 2008 Bonus Plan is already directly related to year-to-year performance and is payable in cash, we think the retentive nature of time vesting and the resulting commitment to long-term growth is best accomplished with time vesting stock options. Therefore, all prior option awards have vested over time. The option awards granted in 2008 vest incrementally over seven (7) years with 50% of the award vesting in years six and seven (See the vesting schedules in the footnotes to the Outstanding Equity Awards At Fiscal Year-End 2008 Table). The number of options granted to individuals is based entirely on the subjective judgment of the Committee; however, the Committee does consider the equity compensation practices of the comparative company group when determining the number of options granted.

     In 2008, as an inducement to join the Company as Chief Financial Officer and provide him with a vested interest in the future growth and success of Company, Mr. Fowler was granted stock options to purchase up to 20,000 shares of common stock. Additionally, each of the other named executive officers received option grants to collectively purchase a total of 21,000 shares of common stock.

Other Compensation

     We also provide certain named executive officers country club memberships, use of a Company-owned vehicle, general disability insurance and long-term care insurance. The Company reimburses the executive for the individual cost of disability insurance and pays the insurance premiums for the long-term care insurance. The Company either pays directly or reimburses the executive for the costs associated with the use of a vehicle, including maintenance, monthly lease and/or payment, gas, etc. The club memberships are paid directly by the Company and used by the executives for business entertainment and development. Executives are reimbursed for expenses incurred for business purposes.

     Although the Bank had solid core earnings for 2008, higher than normal loan loss provisions during these unprecedented financial times resulted in the Bank not attaining its financial goals for 2008. Notwithstanding the lower net income earned by the Bank, the overall performance of Mr. Anhorn, Mr. Hieb and Mr. Ford reflected attainment of the subjective elements associated with our strategic plan, and , given the challenging economic conditions that transpired in 2008, we believe the overall executive compensation package for 2008 effectively accomplished its objective; and that 2008 compensation remained competitive with our counterparts in the industry and appropriate for a Company of our size with our performance record.

Effect of the Emergency Economic Stabilization Act of 2008

     On October 14, 2008, the U.S. Department of the Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the CPP, Treasury has made preferred stock investments in participating financial institutions. We participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on February 13, 2009. As a result, we became subject to executive compensation requirements, which currently apply to a group of officers referred to by the Treasury as Senior Executive Officers. During 2008, the executive compensation requirements did not apply to the Company.

     Prior to selling our preferred stock to the Treasury, each of our Named Executive Officers executed an agreement that potentially reduces his compensation and other benefits to the extent necessary to comply with these EESA requirements. These agreements will remain effective for so long as Treasury owns any of our CPP debt or equity securities. At our current levels of compensation we do not expect EESA, as in effect when we initially participated in the Capital Purchase Program, to affect the compensation of any of our Named Executive Officers or our compensation programs. The material executive compensation requirements of EESA and existing Treasury regulations are as follows:

  Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits us from providing incentive compensation arrangements that encourage our Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution. The Compensation Committee is required to review our Named Executive Officers’ incentive compensation arrangements with our senior risk officers to ensure that such officers are not encouraged to take these risks. The regulations also require the Compensation Committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the Named Executive Officers’ incentive compensation arrangements.

  Clawback. EESA requires us to recover any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. Each Named Executive Officer has contractually agreed to abide by this provision.

  Golden Parachutes. We contractually agreed to abide by a provision of EESA that limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each Named Executive Officer has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to us and to him. Prior to our participation in the CPP, each executive employment agreement contained a provision limiting payments under the agreement to comply with 280G and avoid exceeding 280G limits.

  Limit on Tax Deduction. We contractually agreed to abide by a provision of EESA and Treasury regulations that limits our tax deduction for compensation paid to any Named Executive Officer to $500,000 annually.

Effect of America Reinvestment and Recovery Act of 2009

     On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains new restrictions on executive compensation for CPP participants, and amends the executive compensation and corporate governance provisions of EESA. ARRA continues the $500,000 annual deduction limit and the limits on incentives for executive officers to take unnecessary risks discussed above. Some key features of the new executive compensation restrictions in ARRA are described below.

  ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to our top 5 most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 13, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.” “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. ARRA does not explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

  Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

  Stricter restrictions on “golden parachute” payments. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

  Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers.

  Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

  Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

  New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly- traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC
  (presumably Form 10-K or proxy statement).

  Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

  Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly- compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

     ARRA requires both the Treasury Department and the Securities and Exchange Commission to issue rules to implement these new executive compensation restrictions. Until Treasury and the SEC publish new rules, many aspects of the above restrictions will not be clear. The Compensation Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for establishing and administering our executive compensation program. Within the parameters of the current program, as described in the Compensation Discussion and Analysis, the Committee annually reviews executive compensation and recommends to the Board for its approval appropriate modifications, including specific amounts and types of compensation for the senior executive officers. The Committee is responsible for establishing the compensation of the Executive Chairman, President & Chief Executive Officer and Chief Operating Officer; and reviews for consideration by the Board the annual compensation of the other senior executive officers.

     The Compensation Committee has met with Management to review and discuss the content of the Compensation Discussion and Analysis. Based on our review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and, as applicable, the Company proxy or information statement.

     The Compensation Committee certifies that it has reviewed with senior risk officers the Senior Executive Officers (our named executive officers) incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Submitted by Compensation Committee Members:

Patrick G. Huycke, Chairman
John A Duke
James L. Patterson
Brian Pargeter

EXECUTIVE COMPENSATION

     The following table summarizes the total compensation earned by the named individuals for the fiscal year ended December 31, 2008. The table includes information for the President & Chief Executive Officer and Chief Financial Officer and the next three highest compensated executive officers that earned total compensation for 2008 in excess of $100,000. These individuals are referred to as the “named executive officers”.

SUMMARY COMPENSATION TABLE FOR 2008

(a)	(b)	(c)	(f)	(g)	(h)	(i)	(j)

					Change in
					Pension Value
					and Nonquali-
				Non-Equity	fied Deferred
			Option	Incentive Plan	Compensation	All Other	Total
Name and Principal		Salary	Awards	Compensation	Earnings	Compensation	Compensation
Position	Year	($)	($)(1)	($)	($)	($)(2)	($)
John L. Anhorn,	2008	$254,064(3)	$2,252	$0	$178,031	$50,896(4)	$485,243
Executive Chairman	2007	$292,000(3)	$13,686	$61,668	$175,965	$46,723(4)	$590,042
	2006	$275,000(3)	$12,036	$143,000	$296,829	$46,305(4)	$773,170
James M. Ford	2008	$220,000	$80,327	$0		$53,841(5)	$354,168
President & CEO	2007	$200,000	$74,800	$61,666		$48,543(5)	$385,009
	2006	$139,135	$56,310	$55,000		$67,023(5)	$317,468
Richard R. Hieb	2008	$160,814(3)	$1,611	$0	$95,157	$44,899(6)	$302,480
Sr. Executive Vice	2007	$197,600(3)	$7,280	$61,666	$284,590	$40,819(6)	$591,955
President & Chief	2006	$190.000(3)	$10,030	$102,000	$124,893	$44,005(6)	$470,928
Operating Officer
Tom Anderson	2008	$175,000(3)	$4,851	$0	$77,911	$18,192(7)	$275,954
Executive Vice	2007	$159,000(3)	$14,185	$45,000	$58,502	$16,114(7)	$292,801
President & Chief	2006	$150,000(3)	$13,085	$45,000	$54,221	$16,103(7)	$278,409
Administrative Officer
Michael D. Fowler	2008	$118,144	$2,366	$0		$47,052(8)	$167,563
Executive Vice
President & Chief
Financial Officer

(1)	The assumptions applied in determining the grant date fair value are set forth in Footnote 20 to the Consolidated Financial Statements for 2008.
(2)	Includes long-term care insurance premiums, club memberships, 401(k) matching contributions and personal use of company car.
(3)

Includes amounts deferred and reflected in the Non-Qualified Deferred Compensation Table for 2008, 2007 and 2006, respectively: Anhorn $72,000, $71,500, $49,000; Hieb $36,000, $36,000, $72,000; and Anderson $12,000, $42,000; $42,000.

(4)	In addition to items included in footnote (2), also includes director fees of $29,600 in 2008, and $25,200 for each year in 2007 and 2006.
(5)

In addition to items included in footnote (2), includes director fees of $29,600 in 2008; director fees of $25,200 in 2007; and reimbursement of relocation expenses in the amount of $52,764 and director fees earned for 2006 in the amount of $6,300.

(6)	In addition to items included in footnote (2), includes director fees of $29,600 in 2008, and $25,200 for each year in 2007 and 2006.
(7)	In addition to items included in footnote (2), also includes reimbursement of long-term disability insurance premiums paid by the executive.
(8)	In addition to the items included in footnote (2), includes reimbursement of relocation expenses in the amount of $39,786.

GRANTS OF PLAN-BASED AWARDS

     The following table summarizes the grants of equity awards made during 2008 pursuant to the 2002 Stock Incentive Plan and the potential future non-equity payments under the 2008 Bonus Program.

GRANTS OF PLAN-BASED AWARDS FOR 2008

Name	Grant	Estimated Future Payouts			All Other	Exercise	Grant Date
	Date	Under Non-Equity Incentive			Option	or Base	Fair Value
		Plan Awards			Awards:	Price of	Of Stock
					Number	Option	And Option
		Threshold	Target	Maximum-	of	Awards	Awards
		($)	($)	($)	Securities	($/Sh)	($)(1)
					Under-
					lying
					Options
					(#)(1)

(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
John Anhorn	5/1/08				10,000	$9.44	$24,824
	(2)	46,125	92,250	129,500
James M. Ford	5/1/08				10,000	$9.44	$24,824
	(2)	46,125	92,250	129,500
Richard R. Hieb	5/1/08				6,000	$9.44	$14,894
	(2)	46,125	92,250	129,500
Michael D. Fowler	4/22/08				20,000	$9.51	$45,094
	(2)	46,125	66,600	93,240
Tom Anderson	5/1/08				5,000	$9.44	$12,412
	(2)	46,125	66,600	93,240
(1)

Each award vests on each anniversary date over seven (7) years in the following percentages: 5%, 5%, 10%, 10%, 20% 20% and 30%. The assumptions applied in determining the grant date fair value are set forth in Footnote 20 to the Consolidated Financial Statements.

(2)	2008 Bonus Plan

     During 2008, the Company began implementing a succession plan to transition the management responsibilities of Mr. Anhorn and Mr. Hieb to other senior executives in preparation for their eventual retirement. As part of this transition plan, Mr. Ford was promoted to Chief Executive Officer of PremierWest Bancorp in December 2008, taking over those duties from Mr. Anhorn. At that time, Mr. Anhorn was named Executive Chairman of PremierWest Bank. Additionally, Mr. Fowler became the Chief Financial Officer of the Company in April of 2008, replacing Mr. Anderson, who was promoted at that time to Chief Administration Officer. Mr. Anderson eventually will assume all the duties of Mr. Hieb.

     In accordance with our transition plan, Mr. Anhorn and Mr. Hieb each were scheduled to reduce the number of hours worked in 2008 commensurate with the change in their respective management responsibilities. The salaries reflected in the Summary Compensation Table for each reflects a pro-rata reduction in salary based on the reduced number of hours each was projected to work in 2008. The salary for Mr. Fowler reflected in column (c) of the Summary Compensation Table is a partial year salary based on an annual salary of $165,000. The amounts reflected in column (f) of the Summary Compensation Table reflect the portion of the fair value of all stock options (as determined pursuant to SFAS 123(R) expensed by the Company during 2008 attributable to each executive’s service for 2008.

     Also, as part of the transition plan, both Mr. Anhorn and Mr. Hieb began receiving payments under their respective SERP. Mr. Anhorn began receiving payments in August, 2008 and Mr. Hieb began receiving payments in June, 2008. These payments were made in addition to the salary paid in 2008. See the Pension Benefits Table for 2008 for the payments received.

     The amounts reflected in columns (c), (d) and (e) of the Grants of Plan Based Awards Table relate to the potential payments under 2008 Bonus Program. The 2008 Bonus Program is a performance based incentive plan with incremental performance targets that are a function of net earnings related to the 2008 Budget (see description of 2008 Bonus Program in the Compensation Discussion and Analysis section). Depending on the amount by which the 2008 net earning exceed the 2007 net earnings, the size of the bonus pool available in 2008 could fluctuate between a minimum of 50%, up to a maximum of 140% of the target bonus amount. The amounts reflected in the table are estimates using 100% of the bonus pool as the targeted net earnings, 50% of the bonus pool as the threshold and 140% of the bonus pool as the maximum. The amounts are based on the Mr. Anhorn, Mr. Hieb and Mr. Ford equally sharing 25% of the bonus pool with the amounts for Mr. Fowler and Mr. Anderson estimated using the percentage Mr. Anderson received under the 2007 bonus program. The Company did not satisfy the minimum threshold in 2008 and, therefore, no bonus was payable in 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table summarizes the outstanding equity awards as of December 31, 2008.

		Option Awards

Name	Number of	Number of	Option	Option Expiration
	Securities	Securities	Exercise Price	Date
	Underlying Unexercised	Underlying	(S)
	Options	Unexercised
	(#) Exercisable	Options
		(#)
		Unexercisable
(a)	(b)	(c)	(e)	(f)
	7,657	--	5.53	06/20/12(1)
John L. Anhorn	7,657	--	5.57	05/01/13(2)
Executive Chairman	5,834	1,458	8.47	04/01/14(3)
	6,251	7,640	9.55	03/17/15(5)
	--	10,000	9.44	05/01/18(8)
James M. Ford	22,050	33,075	16.78	04/01/16(4)
President & Chief	315	5,985	12.39	05/01/17(6)
Executive Officer	--	10,000	9.44	05/01/18(8)
Richard R. Hieb	6,381	--	5.53	06/20/12(1)
Sr. Executive Vice	6,381	--	5.57	05/01/13(2)
President & Chief	4,862	1,215	8.47	04/01/14(3)
Operating	5,209	6,366	9.55	03/17/15(5)
Officer	--	6,000	9.44	05/01/18(8)
	4690	2011	4.29	03/01/12(7)
Tom Anderson	3,105	--	5.53	06/20/12(1)
Executive Vice	3,828	--	5.57	05/01/13(2)
President & Chief	3,889	972	8.47	04/01/14(3)
Administrative	4,167	5,093	9.55	03/17/15(5)
Officer	262	4,987	12.39	05/01/17(6)
	--	5,000	9.44	05/01/18(8)
Michael D. Fowler
Executive Vice
President & Chief	--	20,000	9.51	04/14/18(9)
Financial Officer
(1)	These options vest as to 20% of the award on each anniversary of the grant date and were fully vested on 6/20/07.
(2)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 5/01/08.
(3)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/09.
(4)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/11.
(5)

The awards with an expiration date of 3/17/15, vest on each anniversary of the grant date as follows, 10% of the award on the first anniversary and then, 15%, 20%, 25% and 30% of the award each successive anniversary date and will be fully vested 3/17/10.

(6)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/14.
(7)	These options fully vested as of 3/1/2009, but the information in this table is as of 12/31/2008.
(8)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/15.
(9)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 4/14/15.

OPTION EXERCISES AND STOCK VESTED

     The following table summarizes the number of stock options exercised during 2008 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date.

OPTION EXERCISES AND STOCK VESTED IN 2008

Option Awards
Name	Number of	Value
	Shares	Realized
	Acquired on Exercise	on Exercise
	(#)	($)

(a)	(b)	(c)

John L. Anhorn
Executive Chairman	105,532	$509,720

Richard R. Hieb
Sr. Executive Vice President	84,426	$407,778
& Chief Operating Officer

     The options exercised by Mr. Anhorn and Mr. Hieb reflect an initial grant to each in May 1998 that were scheduled to terminate in May 2008. Pursuant to the terms of their respective grant agreements, upon exercise, Mr. Anhorn and Mr. Hieb each tendered back to the Company enough shares to cover the exercise price. After exercise and payment of the exercise price, Mr. Anhorn ended up with 48,173 shares and Mr. Hieb ended up with 40,376 shares. Each continues to hold the shares realized on exercise. The value realized on exercise is based on the closing share price of $10.70 on March 3, 2008, multiplied by the number of shares exercised, less the aggregate exercise price ($5.87 times the number of shares exercised).

PENSION BENEFITS

     The following table summarizes the benefits available to each named executive officer under their respective Supplemental Executive Retirement Plan (identified in the table as the SERP) as of December 31, 2008.

	PENSION BENEFITS TABLE FOR 2008

Name	Plan Name	Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal
		(#)	($)	Year ($)

(a)	(b)	(c)	(d)	(e)
John L. Anhorn
Executive Chairman	SERP	n/a	$1,297,975	$55,456

Richard R. Hieb
Sr. Executive Vice President &	SERP	n/a	$883,420	$49,622
Chief Operating Officer
Tom Anderson
Executive Vice President &	SERP	6.9	$326,459	--
Chief Administrative Officer

     During 2008, the Company had Supplemental Executive Retirement Plans (SERP) with Mr. Anhorn, Mr. Hieb and Mr. Anderson. These plans provide for retirement benefits, the amount of which varies depending on the number of years of service with the Company, the reason for termination of employment and the specified retirement age. Payments to Mr. Anhorn and Mr. Hieb will be made to the executives for their lifetimes beginning on August 1, 2008 and on June 1, 2008, respectively. If Mr. Anhorn and Mr. Hieb die before payment of benefits begin, their designated beneficiary may receive the benefits for a period of 15 years and 15 years and 7 months, respectively; and if death occurs after payments have begun, the payments to the executive and their beneficiary will not exceed a combined 15 years and 15 years and 7 months, respectively. The annual benefits payable to Mr. Anhorn and Mr. Hieb are fixed at $133,094 and $85,067 respectively.

     Payments to Mr. Anderson will be made to him or his designated beneficiary for a period of 15 years. The amount of the benefit is equal to a scheduled percentage of the his base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age of 62 years old. The percentage increases in 2% increments for each year of service with a maximum percentage of 34% (which may increase to 40% under certain circumstances). The Board of Directors has the discretion to increase the applicable percentage for Mr. Anderson.

The amount of benefits payable to Mr. Anderson is as follows:

  in the event of early retirement, disability or termination for cause before age 62, benefit is equal to the scheduled percentage times the base salary;

  in the event of termination of employment for any reason after reaching age 62, benefit may be 36%, 38% or 40%, depending on how many years after age 62 he remains employed;

  in the event of termination as a result of death, the benefit is equal to 34% of his base salary; and

  in the event of termination without cause, good reason or any reason other than cause, six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

     As of the end of 2008, the scheduled percentage of benefits available for Mr. Anderson was 22% of base salary, which is $38,500 annually.

The present value of the accumulated benefit for each of the named executive officers is the accrual balance as of December 31, 2008. A discount rate of 6.00% was used in calculating the accrual balance.

NONQUALIFIED DEFERRED COMPENSATION

     The Company provides a Deferred Compensation Program in which each named executive may elect to participate. The following table summarizes the activity in any such program for each participating executive for the fiscal-year ended December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

	Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in Last	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
		FY	Last FY	FY	Distributions	FYE
		($)	($)	($)	($)	($)

	(a)	(b)(1)	(c)	(d)	(e)	(f)

	John L. Anhorn	$72,000	--	$1,589	--	$457,795

	Richard R. Hieb	$36,000	--	$828	--	$238,432

	Tom Anderson	$12,000	--	$665	--	$190,631

(1)	All of the amounts set forth in column (b) are reported and included in Salary in the Summary Compensation Table.

     The Company’s Deferred Compensation Plan provides for each participant to defer receipt of up to 75% of their annual salary and bonus. Until a change-in-control or distributions begin, the Company is obligated to pay interest on balances in the account at an annual interest rate equal to the Return on Equity for the prior fiscal year, which for 2008 was 0.35%. After payments begin or after a change-in-control event, the account balance accrues interest at a rate equal to the then current Prime Rate. Each participant has pre-elected a form of distribution as either a lump sum distribution or equal monthly installments over a set period of time.

DIRECTOR COMPENSATION

     Each director of Bancorp, including employee-directors, received a fee of $2,500 per month in 2008. The Chairman and Vice Chairman of the board received an additional $7,200 per year. Non-employee directors who serve on board committees receive $350 per committee meeting attended. Employee-directors do not receive any additional compensation for service on Board committees. At the discretion of the Compensation Committee, and as approved by the Board of Directors, the non-employee directors may receive stock option grants.

     The Compensation Committee evaluated the director compensation practices of Bancorp compared to those of other similar sized banking entities and public companies in the Pacific Northwest and determined that Bancorp's director compensation was appropriate. The annual base 2008 compensation for directors was $30,000.

     Pursuant to the terms of the Continuing Benefit Agreements and Director Deferred Compensation Agreements, each director may defer all or any portion of their director fees, which will accrue interest prior to distribution upon termination of service. Also, at the director's expense, the director, their spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to Bancorp employees. Under certain circumstances, directors remain eligible for these benefits after termination of service.

DIRECTOR COMPENSATION

Name	Fees Earned	Option Awards	Change in	Total
	or Paid in Cash	($)	Pension Value and	($)
	($)		Nonqualified Deferred
			Compensation Earnings
			($)
(a)	(b)	(d)(1)	(f)	(h)
John Duke	$46,200	$4,965	--	$51,165
Patrick Huycke	$45,550	$4,965	--	$50,515
Rickar Watkins	$36,450	$4,965	--	$41,415
Brian Pargeter	$37,100	$4,965	--	$42,065
Dennis Hoffbuhr	$36,100	$4,965	--	$41,065
Thomas Becker	$33,000	$4,965	--	$37,965
James Patterson	$39,600	$4,965	--	$44,565
John Dickerson	$33,000	$4,965	--	$37,965
Gary Wright	$28,050	$4,965	--	$33,015

          (1) The assumptions applied in determining the grant date fair value are set forth in Footnote 20 to the Consolidated Financial Statements.

The directors individually own the following outstanding stock options as of December 31, 2008:

Name	Stock Options
John Duke	19,457
Patrick Huycke	19,457
Rickar Watkins	15,628
Dennis Hoffbuhr	19,457
Brian Pargeter	4,100
Thomas Becker	37,815
James Patterson	18,758
John Dickerson	11,161
Gary Wright	2,000

Post-Employment and Change-of-Control Payments

     The Company has entered into employment agreements with each of the named executive officers which provide for certain payments and continued benefits after termination of employment and in the event of a change-in-control. The Company also has entered into Supplemental Executive Retirement Plans with three of the named executive officers which obligate the Company to make future payments after termination of employment. The amount of payment due on separation varies depending on whether the separation was voluntary or involuntary termination, retirement, disability or death. The amounts set forth below assume the termination of employment or change-in-control occurred on December 31, 2008.

Employment Agreement Provisions

     The employment agreements for John Anhorn, James M. Ford, Rich Hieb, Tom Anderson and Michael Fowler all provide the following benefits, either under the terms of the employment agreement or a separate agreement referenced in the employment agreement. The employment agreements automatically renew at the end of the initial term and each year thereafter, unless the Company elects not to renew the agreement. In the event of a change-in-control (as described below), the employment agreements become perpetual and the Company may not unilaterally cancel the agreement.

     Upon termination of employment for any reason, including voluntary resignation or early retirement, the executive officers are entitled to receive:

  their base salary through the date of termination and, except if terminated for cause (as defined in the employment agreement) or executive voluntarily resigns, the executive officer is entitled to receive all unpaid bonuses and incentive compensation due executive officer from the prior year;

  amounts accrued under any deferred compensation program in which the executives participated, unless terminated for cause;

  amounts payable under the 401(k) Plan and Supplemental Executive Retirement Plan; and

  right to exercise all vested, unexercised stock options

     Additionally, upon retirement or execution of a Separation Agreement in the event of termination without cause, termination for good reason, or termination (other than for cause) six months after a change-in-control, the executive officer shall receive the following:

  all unvested equity awards shall vest,

  Company shall pay the 401(k) match equal to the amount due if the executive had remained employed through the end of the year;

  Company shall provide health care coverage for executive officer and spouse for 15 years after retirement date for Mr. Ford and Mr. Anderson; and for executive officer and spouse for life for Mr. Anhorn and Mr. Hieb;

  Company will continue to pay premiums on Long-Term Care Insurance Policy for executive officer and spouse; and

  If Company provided use of a vehicle to executive, the executive may receive title to the vehicle (only in event of termination without cause or termination for good reason)

     Under the Separation Agreement, the executive officer may elect not to compete with the Company, in which case the executive officer will continue to receive monthly payment for each month executive officer satisfies the terms of non-compete equal to the executive officer’s base salary. Mr. Anhorn may elect to enter into a consulting arrangement rather than a non-compete. Mr. Anhorn, Mr. Ford, Mr. Hieb and Mr. Fowler may receive such payments for up to two years after the separation date, while the time period for such payments to Mr. Anderson is one year.

Benefits if Termination is result of Death

     The Company maintains life insurance policies on the named executive officers and has entered into agreements to provide a death benefit to the named executive’s estate in amounts ranging from

$150,000 to $250,000. In addition to these insurance benefits and the other benefits to which the executive generally is entitled upon termination, the Company will maintain health insurance for the deceased executive’s spouse for a period of 15 years after the date of death, if death occurred before retirement; or for 15 years after the date of retirement if death occurred after retirement. The spouse may elect to continue the Long-Term Care Insurance, in which case the additional premiums paid by the Company shall reduce any death benefit.

Benefits if Termination is result of Disability

     In addition to the benefits to which executive generally is entitled upon termination of employment, the Company also maintains disability insurance for the executive officers and the executive officer will receive disability payments accordingly.

Supplemental Executive Retirement Plan

     The annual benefits payable to Mr. Hieb are fixed at $85,067. Payments to Mr. Hieb will be made to him for his lifetime beginning June 1, 2008. If Mr. Hieb dies before payment of benefits begin, his designated beneficiary may receive the benefits for a period of 15 years and 7 months; and if death occurs after payments have begun, the payments to the executive and his beneficiary will not exceed a combined 15 years and 7 months.

     The annual benefits payable to Mr. Anderson are equal to a scheduled percentage of his base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age of 62 years old. Payments to Mr. Anderson will be made to him or his designated beneficiary for a period of 15 years. The amount of benefits payable to Mr. Anderson is:

  in the event of early retirement, disability or termination for cause before age 62, benefit is equal to the scheduled percentage times the base salary;

  in the event of termination of employment for any reason after reaching age 62, and depending on how many years after age 62 Mr. Anderson remains employed, the benefit may be 36%, 38% or 40%;

  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

     As of the end of 2008, the scheduled percentage of benefits available for Mr. Anderson was 24% of base salary, which is $42,000 annually.

Change-In-Control

     Under the employment agreements and SERP agreements, a “change-in-control” is defined as any of the following events:

  a corporate transaction in which more than 50% of the voting power after such transaction is held by persons other than persons holding such voting power before the transaction;

  a person or designated group of persons pursuant to Rule 13D of the Securities Exchange Act of 1934, acquires 25% or more of Company’s voting securities;

  a person or group acquires 10% of the voting securities and such person or the group’s nominee becomes Chairman of the Board;

  within a two-year period a majority of the board of directors changes;

  the Company sells substantially all of its assets.

     In addition to the benefits accruing under the SERP and the benefits generally available in the event of any termination of employment, all unvested equity awards shall vest on a change-in-control and, if the executive remained employed for more than six (6) months after the change-in-control, the executive will also receive a cash payment in an amount equal to the interest on the following sums calculated as if such funds had been deposited in the executive’s deferred compensation account on the date six (6) months after the date of the change-in-control and accrued through the date of termination:

John Anhorn James M. Ford Rich Hieb Tom Anderson Michael Fowler

2 times base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
2 times base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
2 times base salary plus one year’s annual bonus

     To calculate benefits payable upon a change-in-control as set forth above, using base salary for 2008 and the bonus earned for 2008 and calculating the accrued interest at .35% simple interest rate, each executive could receive an estimated payment for each full year of service performed after six (6) months after the change-in-control event equal to:

John Anhorn James M. Ford Rich Hieb Tom Anderson Michael Fowler	$1,778 $770 $1126 $613 $578

     John Anhorn and Rich Hieb also may receive a change-in-control bonus equal to 30% of his highest base salary if a change-in-control transaction results in the shareholders receiving at least 2.5 times book value per share for the Company. If such event occurred at December 31, 2008, Mr. Hieb would receive a payment equal to $59,280 and Mr. Anhorn would receive payment equal to $87,600.

     The following tables estimate the benefits that each named executive would receive in the event of termination and/or change-in-control. For purposes of this table, the termination event or change-incontrol is deemed to have occurred on December 31, 2008. The value of the equity awards is the value the executive would have received on December 31, 2008 if the executive exercised and sold all vested equity securities (excluding taxes) at a share price of $6.69, which was the closing price on December 31, 2008. The other amounts, unless expressly noted otherwise, are delineated in annual payments.

						Termination
		Termination				6 months
	Retirement	for Cause, or		Termination		after
		as result of	Termination	Without	Termination	Change-in-
		voluntary	as result of	Cause or for	as result of	Control
		resignation	Disability	Good Reason	Death	Event
John Anhorn
SERP	$133,094	$133,094	$133,094	$133,094	$133,094	$133,094
Equity Awards (1)		$0	0	0	0	$
Health Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Long-Term Care Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Deferred Comp. (3)	$101,220	$101,220	$101,220	$101,220	$101,220	$101,220
	$48,085	$48,085	$48,085	$48,085	$48,085	$48,085
Survivor Death Benefit (4)	$150,000	No	$150,000	$150,000	$150,000	$150,000
Non-Compete Consulting				$508,000		$508,000
Payment (5)
Retention Bonus(6)						$1,778

						Termination
		Termination				6 months
	Retirement	for Cause, or		Termination		after
		as result of	Termination	Without	Termination	Change-in-
		voluntary	as result of	Cause or for	as result of	Control
		resignation	Disability	Good Reason	Death	Event
Rich Hieb
SERP	$85,067	$85,067	$85,067	$85,067	$85,067	$85,067
Equity Awards (1)	$14,549	--	--	--	--	$14,549
Health Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Long-Term Care Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Deferred Comp. (3)	$52,598	$52,598	$52,598	$52,598	$52,598	$52,598
	$24,989	$24,989	$24,989	$24,989	$24,989	$24,989
Survivor Death Benefit (4)	$150,000	No	$150,000	$150,000	$150,000	$150,000
Non-Compete Consulting				$321,600		$321,600
Payment (5)
Retention Bonus(6)						$1,126

						Termination
		Termination				6 months
	Retirement	for Cause, or		Termination		after
		as result of	Termination	Without	Termination	Change-in-
		voluntary	as result of	Cause or for	as result of	Control
		resignation	Disability	Good Reason	Death	Event
Tom Anderson
SERP (7)	$72,400	$42,000	$42,000	$52,500	$59,500	$52,500
Equity Awards (1)	$4,826	--	--	--	--	$4,826
Health Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Long-Term Care Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Deferred Comp. (3)	$51,643	$51,643	$51,643	$51,643	$51,643	$51,643
	$15,970	$15,970	$15,970	$15,970	$15,970	$15,970
Survivor Death Benefit (4)	$250,000	No	$250,000	$250,000	$250,000	$250,000
Non-Compete Consulting				$175,000		$175,000
Payment (5)
Retention Bonus(6)						$613

Termination
		Termination				6 months
	Retirement	for Cause, or		Termination		after
		as result of	Termination	Without	Termination	Change-in-
		voluntary	as result of	Cause or for	as result of	Control
		resignation	Disability	Good Reason	Death	Event
Michael Fowler
Equity Awards (1)	--	--	--	--	--	--
Health Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Long-Term Care Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Non-Compete Consulting				$330,000		$330,000
Payment (5)
Retention Bonus(6)						$578

Termination
		Termination				6 months
	Retirement	for Cause, or		Termination		after
		as result of	Termination	Without	Termination	Change-in-
		voluntary	as result of	Cause or for	as result of	Control
		resignation	Disability	Good Reason	Death	Event
James M. Ford
Equity Awards (1)	--	--	--	--	--	--
Health Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Long-Term Care Ins.(2)	Yes	No	Yes	Yes	Yes	Yes
Survivor Death Benefit (4)	$150,000	No	$150,000	$150,000	$150,000	$150,000
Non-Compete Consulting				$440,000		$440,000
Payment (5)
Retention Bonus(6)						$770

(1)

Unvested options vest upon retirement and change-in-control. Equity Awards reflect the additional amount of value executive would receive as a result of such vesting, calculated as if the options were exercised and sold on December 31, 2008. The majority of equity awards are underwater.

(2)	These benefits are in the form of continued insurance premium payments for the executive and/or surviving spouse.
(3)

The deferred compensation payments are payments on amounts of income previously earned for which receipt was deferred for tax purposes, plus interest accrued. The additional cost to the Company is the interest earned on such amounts after payments begin. For use in this table, Mr. Anhorn and Mr. Hieb would receive payments over five years and Mr. Anderson would receive payments over 4 years. The amount set forth in the table reflects a simple annuity payment compounded at 4% interest based on the 2008 year end balance in the executive’s individual account. The table reflects the estimated annual payment (top number) and the aggregate amount of interest expense to the Company (bottom number).

(4)	This benefit is fully insured by the Company.
(5)

Upon a change-in-control, all unvested equity awards vest. If termination occurred as a result of or after the change-in-control event, then the amount realized would be equal to the amount set forth in the column under change-in-control. In the event termination for good reason or without cause after a change-in-control the executive may enter into an agreement and receive a non-compete/consulting payment. The amounts reflected are annual and paid monthly.

(6)

The Retention Bonus is earned by the executive only if such person remains with the Company for 6 months after a change-in-control and is not later terminated for cause. The amount reflects an annual amount that could be earned and payable for each full year of service completed.

(7)	The amount under the Retirement column assumes an annual increase in base salary of 4% each year until executive reaches age 62, the normal retirement age under his employment agreement. For Mr.
Anderson, the base salary was estimated at $213,000.

Equity Award Practices

     Although our equity incentive plan authorizes other forms of awards, to date, the Company has issued only stock options. To attract top quality executives, we grant an initial stock option award to executives as both an incentive and inducement to join the Company. These awards are always made at fair market value on the date of grant, which generally is the first day of employment. When granting our regular stock option awards, the Company does not consider the timing of release of earnings or other material non-public information. When determining the grant date for regular awards, however, we do consider the date on which an option would expire to ensure that the expiration date falls within a regular open window period around our quarterly earnings releases to permit the executive to exercise and sell shares to cover the exercise price as needed. The Compensation Committee reviews and approves awards at regularly scheduled meetings in the first half of the year and sets a specific future date on which the awards will be granted.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     PremierWest Bank has deposit and lending relationships with many of its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2008, the aggregate outstanding amount of all loans to officers and directors was approximately $40.7 million, which represented 21% of shareholders' equity on that date.

     The Company has a conflict of interest provision in its Code of Ethics, which requires all officers and directors to present potential conflicts of interest before the Board for review. Such conflicts routinely arise as a result of potential business relationships between the Company and its officers and directors. The Company has adopted a written policy to address and review certain business relationships with officers and directors arising in the ordinary course of business with the Bank and its affiliates that could potentially be a conflict of interest or otherwise compromise the independent judgment of the Board members. The policy expressly exempts review of lending activities that are otherwise reviewed and approved by a loan committee and on terms no more favorable than would be afforded an unrelated third party. Additionally, non-loan related transactions are reviewed if they exceed $5,000 in value.

     The individual officer or director is required to bring all reviewable transactions to the attention of the Audit Committee, which makes an initial evaluation. Any interested Board member does not participate in the evaluation process and does not vote on the matter. Annually, the Company issues questionnaires to all of its executive officers and directors, inquiring as to any business relationships existing or entered into in the past fiscal year, or contemplated for the coming fiscal year. The Board reviews and ratifies all such relationships as appropriate and rejects or denies approval of those transactions that the Board believes may compromise the integrity of our corporate governance process.

     The Company owns a corporate aircraft which is based in Medford, Oregon and has contracted with Superior Air Center, Inc. to manage the operation, maintenance and storage of the aircraft. Superior Air Center, Inc., is owned by John Duke. The terms of the contract with Superior Air Center, Inc., are no more favorable than the standard and customary terms for similar services provided by Superior Air Center, Inc., to other third parties in the ordinary course of business. During 2008, payments totaling approximately $195,000 were made to Superior Air Center, Inc., for maintenance, storage, required inspections, and providing pilots and fuel for flights involving PremierWest personnel.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information regarding beneficial ownership of issued and outstanding shares of PremierWest Bancorp stock as of April 27, 2009 held by any shareholder who is (i) known by the Company to own beneficially more than 5 percent of the outstanding shares of any class of stock, (ii) each of directors (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group.

Beneficial Owner	Class of Stock	Amount Beneficially	Notes	Percentage of Class
		Owned		Owned
John A Duke, Chairman of Board	Common	1,372,945	(1)	5.82%
George C. St. Laurent
120 NE 136th Ave., # 200	Common	1,349,319	(2)	5.72%
Vancouver, WA 98684
Patrick G. Huycke, Director	Common	215,698	(3)	*
Thomas Becker, Director	Common	95,125	(4)	*
Dennis Hoffbuhr, Director	Common	73,948	(5)	*
Rickar Watkins, Director	Common	74,529	(6)	*
John Anhorn, Director, Executive Chairman	Common	142,626	(7)	*
Brian Pargeter, Director	Common	99,702	(8)	*
Richard Hieb, COO, Director	Common	113,831	(9)	*
James Patterson, Director	Common	29,942	(10)	*
John Dickerson, Director	Common	126,482	(11)	*
Tom Anderson, CAO	Common	102,569	(12)	*
Michael D. Fowler, CFO	Common	3,860	(13)	*
James M. Ford, President & CEO	Common	44,664	(14)	*
Gary Wright, Director	Common	199,761	(15)	*
PremierWest 401K Plan	Common	404,433	(16)	*
	Series B
U.S. Department of the Treasury	Preferred	41,400		*

All Directors and Executive
Officers as a group	Common	3,100,115		12.52%
(14 persons and 401K Plan)

*	Represents less than one percent
	(1)	Includes (i) 16,404 shares subject to options exercisable within sixty (60) days; and (ii)1,354,770 held by The John Duke Trust for the benefit of Mr. Duke.
	(2)	This information taken from the most recent Schedule 13G filed with the Securities and Exchange Commission
	(3)	Includes (i) 179,277 shares held in a Profit Sharing Trust Plan, (ii) 16,404 shares subject to options exercisable within sixty (60) days, (iii) 1,381 shares held in Mr. Huycke's IRA account.
	(4)	Includes 34,762 shares subject to options exercisable within sixty (60) days.
	(5)	Includes (i) 859 shares held by Mr. Hoffbuhr's spouse and immediate family member, (ii) 16,404 shares subject to options exercisable within sixty (60) days.
(6)

Includes (i) 9,248 shares held in an IRA for the benefit of Mr. Watkins, (ii) 10,989 shares held in SEP account for the benefit of Mr. Watkins, (iii) 22,461 shares held in trust for the benefit of Mr. Watkins, and (iv) 12,576 shares subject to options exercisable within sixty (60) days.

	(7)	Includes (i) 31,365 shares held in a 401(k) Plan for the benefit of Mr. Anhorn, (ii) 32,831 shares subject to options exercisable within sixty (60) days.
	(8)	Includes 1,050 shares subject to options exercisable within sixty (60) days.
(9)

Includes (i) 18,978 shares held in an IRA for the benefit of Mr. Hieb, (ii) 28,813 shares held in a 401(k) Plan for the benefit of Mr. Hieb, (iii) 25,664 shares subject to options exercisable within sixty (60) days.

(10)	Includes (i) 14,276 shares held in a SEP for the benefit of Mr. Patterson and (ii) 15,706 shares subject to options exercisable within sixty (60) days.
(11)

Includes (i) 5,247 shares held in an IRA for the benefit of Mr. Dickerson, (ii) 8,110 shares subject to options exercisable within sixty (60) days, (iii) 113,125 shares held in a family trust for the benefit of Mr. Dickerson.

(12)

Includes (i) 65,400 held in an IRA for the benefit of Mr. Anderson, (ii) 11,295 shares held in a 401(k) plan for the benefit of Mr. Anderson; (iii) 25,244 shares subject to options exercisable within sixty (60) days; and (iv) 630 shares held by spouse.

(13)	Includes 1,000 shares subject to options exercisable within sixty (60) days and (ii) 2,360 shares held in a 401(k) plan for the benefit of Mr. Fowler.
(14)

Includes (i) 10,926 shares held in a in a Trust for the benefit of Mr. Ford; (ii) 359 shares held in 401(k) plan for benefit of Mr. Ford; and (iii) 33,390 shares subject to options exercisable within sixty (60) days.

(15)	Includes 1,000 shares subject to options exercisable within sixty (60) days.
(16)

Messrs. Ford, Anderson and Fowler act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Ford, Anderson and Fowler all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.

PROPOSAL No. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Sarbanes-Oxley Act of 2002 requires the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work and the independent registered public accounting firm. The Audit Committee has selected the firm of Moss Adams, LLP (“Moss Adams”), the Company’s independent registered public accounting firm for the year ended December 31, 2008, to act in such capacity for the fiscal year ending December 31, 2009. No affiliations exist between the Company and Moss Adams, its partners, associates or employees, other than those that pertain to the engagement of Moss Adams in the previous year (i) as our independent registered public accounting firm and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent registered public accounting firm since 2002. See the table Fees Paid to Auditors Table for the amount of fees paid to Moss Adams in 2008 and 2007.

     Shareholder ratification of the appointment of Moss Adams as our independent registered public accounting firm is not required by law, by our Bylaws or otherwise; and the Audit Committee is not bound by the shareholder vote. The Audit Committee, however, will consider the results of the shareholder vote on this proposal and may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions regarding its appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF
RATIFYING THE APPOINTMENT OF MOSS ADAMS AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

FEES PAID TO AUDITORS
		Approved by		Approved by
		Audit		Audit
	2008	Committee	2007	Committee
Audit Fees (A)	$254,500	100%	$196,000	100%
Audit Related Fees(1)(B)	134,657	100%	79,000	100%
Tax Fees(2)(B)	36,483	100%	14,500	100%
All Other Fees(3)(B)	6,000	100%	17,000	100%
TOTAL FEES	$431,640	100%	$306,500	100%
(1)

Includes fees incurred for information technology system review, employee benefit plan audit services, BSA compliance audit services, and out of pocket expenses, merger and acquisition and related SEC filings.

(2)	Includes fees billed for the preparation of state and federal income tax returns, tax planning, and analysis for tax reporting purposes.
(3)	Includes tax credit research and interest rate risk review.
(A)	Accrual basis fees related to year-end audit, whether paid prior or subsequent to December 31.
(B)	Modified cash-basis fees - represents all billings during the 12 month periods ended December 31.

PRE-APPROVAL POLICIES

     All audit and non-audit services performed by Moss Adams, LLP, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. Moss Adams, LLP, may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, internal audit outsourcing, legal services, and performing any management or human resources functions.

PROPOSAL No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with the requirements of the ARRA, until such time as the Series B Preferred Stock issued pursuant to the CPP is redeemed, PremierWest Bancorp is required annually to submit to shareholders for their approval the executive compensation arrangements of the named executive officers as described in its proxy statements. This proposal, commonly known as a “Say-on-Pay” proposal, provides our shareholders the opportunity to endorse or not endorse our current executive compensation program and policies through a vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

As provided in the ARRA, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Company believes that its compensation policies and procedures are strongly aligned with the long-term interests of its shareholders.

Executive Compensation

     The compensation of the named executive officers is set forth in the various compensation tables and narrative accompanying those tables. Additionally, the Compensation Discussion and Analysis section of this Proxy provides a general description of our compensation philosophy and the various types of compensation used. We encourage you to refer to this information when voting. The Compensation Committee has not made any substantive changes to the executive compensation packages reflected in this proxy, but may consider such changes as may be necessary or appropriate to address changes in the duties and responsibilities of any of the named executives or changes that may be required by Treasury under TARP regulations and applicable provisions of EESA and ARRA. However, because of the recent financial crisis has significantly impacted our financial results and presented us with an unprecedented economic environment, the performance bonus plan will be revised with performance criteria that better reflects our current financial situation and is aligned with our future strategic goals and objectives as we navigate these challenging times. In this regard, we believe that the current management structure and compensation package are instrumental to our future success and out ability to attract and retain the best possible management team to lead the Company in the future.

Vote Required and Effect

     Approval of our executive compensation policies and procedures as described in this proxy statement requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether our executive compensation policies and procedures are approved.

Because this shareholder vote is advisory only, the outcome will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF
THE RESOLUTION APPROVING THE COMPANY EXECUTIVE COMPENSATION
ARRANGEMENTS AS DESCRIBED IN THIS PROXY STATEMENT

AUDIT COMMITTEE REPORT

     The purpose of the Audit Committee is to assist the Board of Directors of Bancorp in fulfilling its responsibilities, by overseeing the accounting and financial reporting processes of the Company, and audits of financial statements of the Company. The oversight includes, but is not limited to, reviewing the financial information, which will be provided to shareholders and others, the systems of internal controls which Management and the Board have established and the performance and selection of independent auditors. The Audit Committee is also responsible for receiving and investigating any complaint relating to the Company's accounting and auditing procedures and policies. The Committee operates under a written charter adopted by the Board of Directors that is available on the Company's website www.PremierWestBank.com.

     With respect to the year ended December 31, 2008, in addition to its other duties, the Committee 1) reviewed and discussed with Management and Moss Adams, LLP, the Company's independent registered public accounting firm, the audited financial statements as of December 31, 2008; 2) reviewed and accepted Management's report as to the effectiveness of the system of internal controls over financial reporting; reviewed and discussed with Moss Adams, LLP, the quality and adequacy of those controls; 3) reviewed and discussed with Moss Adams, LLP, those matters required to be discussed with the Audit Committee under the applicable auditing standards, including Statement on Auditing Standards No. 61, as amended; 4) discussed and reviewed with Moss Adams, LLP, fees paid for services during 2008, the firms independence and determined that the provisions of non-audit related services was compatible with maintaining independence; and 5) received from Moss Adams, LLP, a formal written statement consistent with the Independence Standards Board Standard No. 1.

     Based on our review and discussions with the our independent registered public accounting firm and Management, the Committee recommended to the Board that the audited consolidated financial statements be included in PremierWest Bancorp's Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members:

James L. Patterson (Chairman)
Thomas R. Becker
John Dickerson
Brian Pargeter

CODE OF ETHICS

     The Board of Directors has adopted and approved a Code of Conduct and Ethics, which is publicly available on our website at www.PremierWestBank.com. Bancorp intends to disclose all amendments to and waivers of this code on our website.

SHAREHOLDER COMMUNICATIONS

     The Board of Directors has not adopted a formal policy regarding shareholder communications with the Board or individual directors. However, Bancorp maintains an investor relations department to receive and address shareholder inquiries. Currently, the investor relations department screens all inquiries and routes them to the appropriate management personnel or, in the case of corporate governance issues or specific inquiries relating to accounting, auditing and financial reporting practices, to the Chairman of the Audit Committee or the appropriate Board member. Inquiries relating to operations, financial information or stock ownership should be directed to the attention of Management. Shareholders wishing to communicate with the Board must do so in writing and direct communications regarding corporate governance issues and accounting, auditing and financial reporting practices to the attention of the Board of Directors or Chairman of the Audit Committee and mail them to: PremierWest Bancorp, Investor Relations Department, 503 Airport Road, Medford, Oregon 97504. Communications directed to Management may be by telephone, fax, and e-mail or in writing. Additional contact information is available on PremierWest's website at www.PremierWestBank.com.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors, and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

     Based solely upon our review of copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2008, except for the stock option award in May, 2008, which was reported late on Form 4 by each director and named executive officer, and a private transaction in November, 2003 regarding the purchase and sale of the Series A Preferred which was incorrectly categorized and thus inadvertently not reported on Form 4 by Mr. Huycke and Mr. Duke in 2003, but subsequently reported the transaction late in December, 2008 when the error was discovered upon conversion of the Preferred stock, all reporting persons timely filed all required Section 16 filings with respect to such fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2008, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

     At the meeting, Management will report on our business and shareholders will have the opportunity to ask questions.

COPIES TO SHAREHOLDERS

     We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Michael D. Fowler, Chief Financial Officer, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501.

     Copies of the public portions of reports filed with the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC's Internet web site at www.sec.gov.

     Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC's Internet web site at www.fdic.gov.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Moss Adams, LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the years ended December 31, 2008, 2007 and 2006. Representatives of Moss Adams, LLP, are expected to be present at the annual meeting, will be given the opportunity to make a statement and will be available to respond to any appropriate questions.

PROPOSALS OF SHAREHOLDERS

     Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal no later than January 11, 2010, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the
PremierWest Bancorp Shareholder Meeting to be Held on June 24, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, Form 10-K and annual report to shareholders are available at:

www.envisionreports.com/PRWT

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step	1	:	Go to www.envisionreports.com/PRWT to view the materials.
Step	2	:	Click on Cast Your Vote or Request Materials.
Step	3	:	Follow the instructions on the screen to log in.
Step	4	:	Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before June 10, 2009 to facilitate timely delivery.

.
Shareholder Meeting Notice

PremierWest Bancorp’s Annual Meeting of Shareholders will be held on June 24, 2009.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3:

1	.	Election of Directors:	01 - John L. Anhorn,	02 - Richard R. Hieb,	03 - James M. Ford,	04 - John A. Duke,
			05 - Patrick G. Huycke,	06 - Rickar D. Watkins,	07 - Brian Pargeter,	08 - Dennis N. Hoffbuhr,
			09 - Thomas R. Becker,	10 - James L. Patterson,	11 - John B. Dickerson

2.	Ratify the appointment of Moss Adams, LLP as the independent registered public accounting firm for fiscal year 2009.

3.	Non-binding Advisory Vote on Executive Compensation: Consider and approve the compensation of executive officers as described in the Compensation Discussion and Analysis and tabular and narrative disclosure in the proxy statement.

4.	At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

  Internet – Go to www.envisionreports.com/prwt. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

  Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

  Email – Send an email to investorvote@computershare.com with “Proxy Materials PremierWest Bancorp” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. Once you request a paper copy, you will continue to receive the materials in paper form each subsequent year until you instruct us otherwise.

  To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by June 10, 2009.

-IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. -

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.
1	.	Election of Directors:	01 - John L. Anhorn,	02 - Richard R. Hieb,	03 - James M. Ford,	04 - John A. Duke,
			05 - Patrick G. Huycke,	06 - Rickar D. Watkins,	07 - Brian Pargeter,	08 - Dennis N. Hoffbuhr,
			09 - Thomas R. Becker,	10 - James L. Patterson,	11 - John B. Dickerson
☐ Mark here to vote FOR all nominees
☐ Mark here to WITHHOLD vote from all nominees
☐ For All EXCEPT - To withhold a vote for one or more nominees,	01	02	03	04	05	06	07	08	09	10	11
mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐
												For	Against	Abstain
2. Ratify the appointment of Moss Adams, LLP as the independent registered public accounting firm for fiscal year 2009.												☐	☐	☐

3. Non-binding Advisory Vote on Executive Compensation: Consider and approve the compensation of executive officers
as described in the Compensation Discussion and Analysis and tabular and narrative disclosure in the proxy statement.												☐	☐	☐

4. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as name appears herein. Joint owners should each sign. Where applicable, indicate position or representative capacity.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

-IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. -

Proxy — PREMIERWEST BANCORP

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 24, 2009

The undersigned hereby appoints James M. Ford and Tom Anderson, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on June 24, 2009, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the matters set forth on the reverse side.

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby. The shares represented by this Proxy will be voted as specified on the reverse side, but if no specification is made, this Proxy will be voted FOR the election of all nominees, FOR proposal 2 and FOR proposal 3. Proxies may vote in their discretion as to other matters that may come before the meeting.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.